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PRICING SUPPLEMENT NO. 21                                                       Rule 424 (b) (2)
TRADE DATE  March 22, 1999                                                      Registration No. 333-69065
(To  Prospectus  Supplement  dated on  January  5, 1999  including  the
Prospectus dated December 28, 1998)                                             CUSIP Number: 89350LJP8




                                                            $4,000,000.00
                                                  TRANSAMERICA FINANCE CORPORATION
                                                     MEDIUM-TERM NOTES, SERIES F
                                               Due 9 Months or More from Date of Issue



Floating Rate Note         (x)                                                  Fixed Rate Note ( )
Senior Medium-Term Note    (x)                                                  Subordinated Medium-Term Note ( )

Principal Amount:            $  15,000,000.00                                   Issue Price:                 100%
Original Issue Date:         March 25, 1999                                     Specified Currency:          US Dollars
Interest Accrual Date:       March 25, 1999                                     Maturity Date:               March 26, 2002
Interest Rate:

Redemtion Date(s):           None                                               New Maturity Date(s):
                                                                                Notice of Renewal Date(s):
Redemption Price(s):         N/A


Authorized  Denominations (if other than  denominations of $1,000 and           Index Currency:
intergal multiples of $1,000 in excess thereof in US Dollars): N/A              Interest Reset Period:
                                                                                Interest Reset Dates:
Repayment Date(s):                            None
                                                                                Interest Payment Period:      Quarterly
Repayment Price(s):                           N/A                               Interest Payment Dates:       26th of each March,
                                                                                                              June, September and
                                                                                                              December starting
                                                                                                              June 26th, 1999 (or
                                                                                                              modified following
                                                                                                              business day)
Original Issue Discount
Note:                                         ( ) Yes   (x) No
Total Amount of OID:                          N/A                               Global Security:              (x) Yes ( ) No
Yield to Maturity:                            N/A                               Exchange Rate Agent:          N/A
Initial Accrual Period OID:                   N/A                               Historical Exchange Rate:     N/A
Method Used to Determine Yield
to Maturity and Initial Accrual Period OID:   N/A                               Spread (plus or minus):       +.22
                                                                                Spread Multiplier:            N/A
                                                                                Maximum Interest Rate:        N/A
                                                                                Minimum Interest Rate:        N/A
(Only applicable to Floating Rate Notes):                                       Calculation Rate Agent:       Bank of Montreal
         Initial Interest Rate:    5.22
         Index Maturity:           3 Month                                      Name of Agent:                Warburg Dillon Read
         Base Rate(s):             LIBOR
                  If LIBOR, Designated LIBOR page:                              Agent's Discount or Commission:  $52,500.00
                  ( ) LIBOR Reuters                                             Net Proceeds to Company:         $14,947,500.00
                  (x) LIBOR Telerate page 3750


(x) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (x) 100% of Principal  Amount ( ) %
of Principal Amount

( ) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at: ( ) a fixed initial public offering  price of _____% of the principal amount; ( ) varying prices relating to prevailing market prices at a time of resale to be determined by Agent.


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